EXHIBIT 99.11

MCG CAPITAL CORPORATION                              PRESS RELEASE
1100 Wilson Boulevard
Suite 3000                                           CONTACT:  Marshall Murphy
Arlington, VA  22209                                 (703) 562-7110
(703) 247-7500                                       MMurphy@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com

FOR IMMEDIATE RELEASE

                       MCG CAPITAL AND SHAREHOLDER GROUP
                          ANNOUNCE SETTLEMENT AGREEMENT

ARLINGTON, VA. AND NEW YORK - APRIL 28, 2009 -- MCG CAPITAL Corporation (NASDAQ:
MCGC) ("MCG" or the "Company") and a shareholder group comprised of Springbok Capital Management, LLC, Soundpost Partners, LP and Lyrical Partners, L.P. (the "Shareholder Group"), which beneficially owns approximately 9.9% of the Company's outstanding shares, today announced that they have entered into an agreement in connection with the Company's 2009 Annual Meeting of Stockholders.

Under the terms of the agreement, the Company will appoint Gavin Saitowitz, a Managing Member of Springbok Capital Management, to the Company's Board of Directors, effective April 30, 2009, and nominate him at the 2009 Annual Meeting to serve as a member of the Company's Board of Directors until the 2012 annual meeting of stockholders. The Company also intends to nominate current MCG directors A. Hugh Ewing, III and Kenneth J. O'Keefe at the 2009 Annual Meeting to serve as members of the Company's Board of Directors until the 2012 annual meeting of stockholders. The Company's Board of Directors will initially be comprised of nine directors and will be reduced to eight directors prior to August 31, 2009. Jeffrey M. Bucher, a current MCG director, resigned from the Board effective as of April 30, 2009. In connection with the nomination of Mr. Saitowitz, the Shareholder Group has agreed not to solicit proxies in connection with the 2009 Annual Meeting of Stockholders and to vote its shares in support of all of the Board's director nominees and the Company's proposals at the 2009 Annual Meeting of Stockholders.

As part of the settlement agreement, all pending litigation between MCG and the Shareholder Group will be dismissed. In addition, the Shareholder Group has agreed to a broad standstill extending through the date of the Company's 2010 annual meeting of stockholders.

"We are pleased that this matter has been resolved in a manner that we believe serves the best interests of the Company and all MCG stockholders," said Richard
W. Neu, MCG's Chairman of the Board. "This agreement will enable MCG to avoid a costly and disruptive proxy contest during a critical time as we focus on creating stockholder value in a challenging and unprecedented environment. We will welcome Gavin Saitowitz to the Board and look forward to working together to execute our plan to create value for all MCG stockholders."

Mr. Neu added, "on behalf of MCG's Board and management team, I want to thank Jeff Bucher for his years of service as a director of MCG. We greatly appreciate his contributions and unwavering commitment to the Company."

Mr. Saitowitz, said, "We are happy to have reached an amicable resolution which we believe is in the best interests of all stockholders. I look forward to working together with the MCG Board constructively towards our common objective of enhancing stockholder value."

The  Company's  2009 Annual  Meeting will be held on  Wednesday,  June 17, 2009,
beginning  at  11:00a.m.,   Eastern  Time.  The  record  date  for   determining
eligibility to vote at the 2009 Annual Meeting is April 23, 2009.

The complete agreement will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

GAVIN SAITOWITZ

Mr. Saitowitz is a Managing Member of Springbok Capital Management, LLC, a New York-based investment management firm. Prior to co-founding Springbok Capital, from 2002 through 2004, Mr. Saitowitz served as an Investment Analyst at Highfields Capital Management LP, a Boston-based investment firm specializing in long-term capital appreciation. From 1998 to 2000, Mr. Saitowitz was an Analyst at Kohlberg Kravis Roberts & Co., a private equity firm. From 1996 to 1998, Mr. Saitowitz was an Analyst in the investment Banking Division of Goldman, Sachs & Co. Mr. Saitowitz received a B.S. from the University of Colorado, Boulder and an M.B.A. from Harvard Business School.

ABOUT SPRINGBOK CAPITAL MANAGEMENT, LLC

Springbok Capital is a value-oriented investment management firm based in New York City.

ABOUT SOUNDPOST PARTNERS, LP

Soundpost Partners is a value-oriented investment management firm based in New York City.

ABOUT LYRICAL PARTNERS, L.P.

Lyrical Partners is an investment management firm based in New York City.

ABOUT MCG CAPITAL CORPORATION

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit WWW.MCGCAPITAL.COM.

FORWARD-LOOKING STATEMENTS:

STATEMENTS IN THIS PRESS RELEASE REGARDING MANAGEMENT'S FUTURE EXPECTATIONS, BELIEFS, INTENTIONS, GOALS, STRATEGIES, PLANS OR PROSPECTS, INCLUDING STATEMENTS RELATING TO HOW THE RESOLUTION OF THE MATTERS INVOLVING THE SHAREHOLDER GROUP SERVES THE BEST INTERESTS OF THE COMPANY AND ALL MCG STOCKHOLDERS AND MCG'S ABILITY TO CREATE STOCKHOLDER VALUE IN A CHALLENGING AND UNPRECEDENTED ENVIRONMENT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROTECTION UNDER APPLICABLE SECURITIES LAWS. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY TERMINOLOGY SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "COULD INCREASE THE LIKELIHOOD," "ESTIMATE," "EXPECT," "INTEND," "IS PLANNED," "MAY," "SHOULD," "WILL," "WILL ENABLE," "WOULD BE EXPECTED," "LOOK FORWARD," "MAY PROVIDE," "WOULD" OR SIMILAR TERMS, VARIATIONS OF SUCH TERMS OR THE NEGATIVE OF THOSE TERMS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDING THOSE RISKS, UNCERTAINTIES AND FACTORS REFERRED TO IN MCG'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECTION "RISK FACTORS," AS WELL AS OTHER DOCUMENTS THAT MAY BE FILED BY MCG FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION. AS A RESULT OF SUCH RISKS, UNCERTAINTIES AND FACTORS, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS DISCUSSED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. MCG IS PROVIDING THE INFORMATION IN THIS PRESS RELEASE AS OF THIS DATE AND ASSUMES NO OBLIGATIONS TO UPDATE THE INFORMATION INCLUDED IN THIS PRESS RELEASE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

IN CONNECTION WITH THE SOLICITATION OF PROXIES, MCG HAS FILED WITH THE SEC A PRELIMINARY PROXY STATEMENT AND WILL FILE A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSALS TO BE PRESENTED AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION
ABOUT MCG AND THE 2009 ANNUAL MEETING OF STOCKHOLDERS. WHEN FILED, THE DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE FREE OF CHARGE AT THE SEC'S WEB SITE AT WWW.SEC.GOV OR FROM MCG AT WWW.MCGCAPITAL.COM. THE CONTENTS OF THE WEBSITES REFERENCED HEREIN ARE NOT DEEMED TO BE INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT.

MCG AND ITS DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN CONNECTION WITH THE 2009 ANNUAL MEETING OF STOCKHOLDERS. INFORMATION REGARDING

MCG DIRECTORS, EXECUTIVE OFFICERS AND SPECIFIED EMPLOYEES WILL BE INCLUDED IN THE DEFINITIVE PROXY STATEMENT.